PRIVILEGED AND CONFIDENTIAL

Agreement made this 25th day of July, 2017, by and among Apollo Capital Corp., with an address at 2901 St. Johns Road, Oceanside New York 11572, and All for One Media Corp., with an office at 236 Sarles Street, Mount Kisco, NY 10549, Crazy For The Boys Movie, LLC., with an office at 236 Sarles Street, Mount Kisco, NY 10549, and Crazy For the Boys, Georgia, LLC., with an office at 103 East 51st Street, Savannah, GA 31405, and Brian Lukow, individually, residing at 236 Sarles Street, Mount Kisco, NY 10549 (collectively, the "Parties").

WHEREAS, On August 10, 2012 Brian Lukow formed Crazy For the Boys LLC, ("CFTB"), a Delaware Limited Liability Company, for the purpose of owning and developing the screenplay for an original motion picture entitled Crazy for the Boys. All elements were transferred into this entity.

WHEREAS All For One Media Corp, a Utah corporation. ("AFOM"), a tween marketing company that is publicly traded under the symbol of AFOM. On October 26, 2015 entered into an Asset Exchange Agreement with CFTB, whereby AFOM acquired CFTB that contained certain assets in exchange for shares of the Company's common stock. The assets that were acquired included a movie screenplay, master recordings, trademarks, and web domain names for a movie entitled Crazy For The Boys.

WHEREAS, on December 7, 2016, AFOM organized a new wholly owned subsidiary in the state of Nevada, Crazy for the Boys Movie, LLC ("CFTB Movie") which was created for the sole purpose of financing, producing and commercially exploiting (via all distribution sources and other means of revenue generation) one feature-length motion picture as a coming of age, musical dramedy, entitled "Crazy For The Boys" and all of its allied, ancillary, subsidiary and merchandising rights. All assets of CFTB were transferred to CFTB Movie. AFOM is the Managing Member of CFTB Movie and has the sole and exclusive right to operate CFTB Movie. LLC.

WHEREAS, on December 16, 2016, CFTB Movie initiated a Private Placement Memorandum ("PPM") to raise up to $2,500,000 by the sale of Class "A" Units at a price of $100,000 of per Unit. (See Exhibit A).

WHEREAS, on May 15, 2017 Dahlia Waingort formed Crazy For The Boys GA, ("CFTB GA"), a Georgia limited liability for the sole purpose of facilitating filming and producing the motion picture entitled "Crazy For the Boys", ("THE MOVIE,") in the State of Georgia. In July 2017, the Company entered into an Assignment and Transfer Agreement with CFTB GA whereby CFTB GA assigned and transferred all ownership, asset rights and other interest in CFTB GA to CFTB Movie.

WHEREAS, it is acknowledged that AFOM has previously loaned CFTB Movie and CFTB GA a total of $400,000 that was used to pay for movie related items such as casting, rehearsals, and recording of music, Such loan shall be re-paid to AFOM from "gross revenue" and prior to payment of deferred items and equity investors of their Preferred Return as outlined in the PPM.

WHEREAS, Brian Lukow, is the creator, writer and producer of THE MOVIE, and the CEO of AFOM; the Managing Member for CFTB, CFTB Movie, and CFTB GA, and he has deferred payment of his $25,000 writer's fee and his $100,000 producer's fees to be recouped from revenues derived by the Movie or the sale of ancillary products. Such deferred compensation shall be paid to Lukow from "gross revenue" following repayment of AFOM and prior to payment to equity investors of their Preferred Return as outlined in the PPM.

WHEREAS, it is acknowledged and agreed that on September 14, 2017, Lukow, entered into a license agreement of the Master Recordings with CFTB GA that provided for the use in the Movie for the following compositions and recordings for the sum of $200 per composition/recording: (See Exhibit B—Crazy Recordings).

WHEREAS, Lukow agrees to grant CFTB GA a Synch license on any and all songs he wrote or co wrote at the lower of his pro rata share $5000 per song or his Pro Rata share of the lowest Synch license on any song he didn't write whichever is lower.

WHEREAS, on June 15, ($50,000 of which was applied directly to engage in required due diligence of the Movie project and related costs) (the "Apollo Loan"). The Apollo Loan was due on August 15, 2017. The $400,000 was lent on a secured basis, and UCC-1 filings have been made in relation to the assets of each of the related Parties identified above to secure Apollo's position as a senior secured party.

WHEREAS, Anthony Scaramucci ("Scaramucci"), personally guaranteed the Apollo's Loan in exchange for future consideration by CFTB Movie

WHEREAS, Apollo agreed to release Scaramucci from his personal guarantee of the Apollo loan in exchange for Scaramucci and Brian Gold investing in $400,000 in equity in CFTB Movie.

WHEREAS, Scaramucci and Gold invested $250,000 and $150,000 respectively in July 2017 upon reliance that Apollo would release Scaramucci from his personal guarantee of the Apollo loan.

WHEREAS, Martin Sprock ("Sprock") had previously provided $750,000 for the MOVIE.

WHEREAS, effective July 5, 2017 CFTB GA LLC entered into an agreement with DBB Worldwide Inc f/s/o Elliot Bellen ("Bellen") to act as Executive Producer of the MOVIE, and to be paid $50,000 in five equal installments plus two (2%) percent of "adjusted gross" of the MOVIE, which shall be defined as "gross revenue minus payment of deferred compensation and debt,

and contractual union residuals." (Such payments of "adjusted gross" shall be made on a pari parsu basis with all of those entitled to receive such "adjusted gross." payments .

.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Parties hereto have mutually agreed as follows:

1. Each of the Parties hereby jointly and individually agrees as follows:

A. The Parties confirm, reiterate and approve the agreement with Apollo that (i) Apollo loaned CFTB Movie $400,000 (the "Loan") on June 15, 2017, $50,000 of which was applied directly to engage in required due diligence of the Movie project and related costs; (ii) the Apollo Loan is callable by Apollo in its discretion on August 15, 2017; and (iii) the Apollo Loan was made on a secured basis, and UCC-1 filings have been made in relation to the assets of each of the three Parties to secure Apollo's position as a senior secured party.

B. As Scaramucci, personally guaranteed the Apollo Loan and his investments and agreement to invest were conditioned upon Apollo releasing him from his guaranty on the Apollo Loan and Apollo agreed to accept Scaramucci's conditions upon the following: (i) Gold's investment; and (ii) the extending of the term of the Apollo Loan that was originally due August 15, 2017, and amending the due date to be December 1, 2017 and (iii) beginning on December 1, 2017, and continuing until such time as the Loan is repaid, CFTB Movie at its sole option, may choose to make partial payments every thirty (30) days, due no later than the first business day of each month, of denominations of no less than One Hundred Thousand ($100,0000 Dollars. In the event that CFTB Movie elects this option, amounts tendered will be applied to reducing the amount due and owing under the Loan, and the Loan will not be in default. In the event CFTB Movie does not elect this option on or before December 1, 2017, such option shall no longer be available to CFTB Movie; and (iv) Apollo shall receive $25,000 to cover legal fees and other costs; and (v) 6% of "adjusted gross", of the Movie, as previously defined as "gross revenue minus payment of deferred compensation and debt, and contractual union residuals.; and (vi) after Sprock is either repaid his loan or converts such loan into equity, Apollo shall be in the first position of secured senior creditor for each of the Companies.

C. The Parties agree, confirm, and reiterate that the Crazy Recordings are an integral and material component of the Movie. To that end, the Parties agree that, by mutual consent, a Music Supervisor will be immediately hired to clear the Crazy Recordings for the Movie. In the event, that the Music Supervisor is unable to clear the music by November 1, 2017, (October 15

plus a 15 day cure period), Apollo In its sole discretion may consider this as a material breach of the agreement and may exercise its rights under default;

C. The Parties confirm, reiterate and approve that in the event of default of the Loan on the amended due date of December 1, 2017, Apollo's rights and remedies shall be the same as outlined in the original note and Security Agreement as executed in support of the July 15 Loan (Exhibit C)

D. The Parties confirm, reiterate and approve their agreement with Apollo that Elliot Bellen shall be appointed as Executive in Charge of the Movie (i) The Managing Member of CFTB GA and CFTB Movie pursuant to the powers and duties granted pursuant by their respective Operating Agreements shall require the written approval of Elliot Bellen prior to entering into any material transactions relative to the Movie , and that (iii) Until such time as the Apollo loan is outstanding, Bellen, can only be removed if all of the Parties to this Agreement agree to replace Bellen. In the event, Bellen is removed, all Parties must agree on his replacement. Upon repayment in full of the Apollo loan, Apollo shall have no further say in the management of CFTB GA or CFTB Movie.

E. The Parties confirm, reiterate and approve that Apollo, in its sole discretion, shall have the right at any time to transfer its security position, subject to all validly existing obligations, to whomever Apollo shall so decide.

F. The Parties agree to make, execute and deliver to Apollo mortgages, deeds of trust, security agreements, financing statements, instruments, documents and other agreements, as Apollo or its attorneys may reasonably request to evidence and secure (as contemplated herein or in any of the related documents) the foregoing undertakings.

2.

A. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America (notwithstanding the rules on conflicts of law).

B. Any notice or other communication required or authorized to be given by either party to the other hereunder shall be deemed given when received in writing, either personally or by registered mail, telex, telegraph, cable or telefax (postage or other charges prepaid), addressed to the Parties at the address herein first above written.

C. Section headings contained in this Agreement are for convenience only and shall not affect the meaning or have any bearing on the interpretation of any provision herein.

D. The failure of either party to enforce at any time or for any period of time any provisions of this Agreement shall not be construed as a waiver of any such provision or of the right of such party thereafter to enforce such provision.

E. If the whole or any part of any section of this Agreement is held to be invalid or unenforceable, it shall not affect the validity or enforceability of the whole or any part of any other section contained herein.

F. In addition to already executed agreements with the Parties, this Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions and writings with respect hereto insofar as the terms and conditions of this Agreement conflict or modify any prior agreement or understanding. No modifications or alterations of this Agreement or waiver of any of its provisions shall be effective unless made in a writing signed by each party hereto.

G. Except as specifically set forth herein above, this Agreement may not be assigned by either party without the prior written consent of the other party.

H. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective legatees, distributes, legal representatives, successors and permitted assigns.

I. This Agreement may be executed in one (1) or more counterparts, each of which shall constitute an original, but all of which shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

All for One Media Corp.

By: ______________________

Brian Lukow, President

Crazy For The Boys Movie, LLC.

By: ______________________

Brian Lukow, its Managing Member

Crazy For The Boys, Georgia, LLC.

By: ______________________

Brian Lukow, its Managing Member

Apollo Capital Corp.

By: ______________________

Yohan Naraine, its President

Brian Lukow, Individually

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